[TRIMAS CORPORATION LOGO OMITTED]

                                 FOR MORE INFORMATION, CONTACT:

                                 E.R. "Skip" Autry
                                 Chief Financial Officer
                                 TriMas Corporation
                                 (248) 631-5496

MEDIA RELEASE

                TRIMAS CORPORATION REPORTS THIRD QUARTER RESULTS

BLOOMFIELD HILLS, MICH. - NOVEMBER 14, 2005 - TriMas Corporation today announced its financial results for the three months ended September 30, 2005. Compared to the prior year third quarter period, sales increased 5.4% to $270.9 million from
$257.1 million. Third quarter 2005 operating income declined to $18.0 million from $20.9 million in third quarter 2004 and net income decreased from $2.2 million in third quarter 2004 to $0.2 million in third quarter 2005. For the quarter ended September 30, 2005 diluted earnings per share were $0.01 versus
$0.11 in the year ago period.

THIRD QUARTER HIGHLIGHTS

o    The Company's third quarter 2005 net sales increased 5.4% to $270.9 million from $257.1 million for the three months ended September 30, 2004.
     Excluding an approximate $2.2 million favorable impact of currency exchange, we estimate net sales increased $11.6 million or 4.5% compared to the prior year's third quarter. Overall, the impact of steel cost increases recovered from customers during third quarter 2005 was comparable to the year-ago period. Net sales at Cequent Transportation Accessories increased
     1.2% compared to the prior year, from $125.1 million in third quarter 2004 to $126.7 million in third quarter 2005. Excluding the impact of steel price recoveries from customers and favorable impacts of currency exchange,
     Cequent Transportation Accessories' sales declined $2.0 million from the year ago period. In third quarter 2005, net sales increased 3.8% at Rieke
     Packaging Systems and 18.6% at Industrial Specialties when compared to the year ago period. Net sales within Fastening Systems in the third quarter
     2005 approximated year ago levels.

o    Overall, operating profit for the three months ended September 30, 2005 declined 14.0% from $20.9 million in the year ago period to $18.0 million.
     The impact of reduced sales volumes, increasing material costs, and pricing compression, principally in our Cequent Towing Products

                                  Page 1 of 11

     and Consumer Products business units, more than offset the continued strong earnings performance in our Industrial Specialties and Fastening Systems
     business segments. In Industrial Specialties, operating profit improved
     28.2% in third quarter 2005 compared to the year ago period and Fastening
     Systems operating profit improved $3.2 million from an operating loss of
     $1.5 million in the year ago period to operating profit of $1.7 million in the quarter ended September 30, 2005. Operating profit within our Rieke
     Packaging Systems business segment declined approximately 20.0% compared to third quarter 2004 due primarily to a decline in material margin and increased energy and transportation costs due to higher fuel prices. On a consolidated basis, operating profit as a percent of sales was 6.6% for the third quarter 2005 compared to 8.1% for the same period a year ago.

o    Expenses related to plant consolidation, business integration and restructuring activities in the third quarter 2005 were $0.6 million, a reduction of $2.9 million compared to $3.5 million in the third quarter of
     2004. In addition, labor, variable overhead and selling expenses and other fixed costs were reduced approximately $6.9 million in third quarter 2005 as compared to third quarter 2004. However, these reductions in cost were more than offset by material margin erosion, primarily in our Cequent
     Transportation Accessories segment.

o    The Company reported net income of $0.2 million or $0.01 diluted earnings per share in the quarter ended September 30, 2005, compared to net income of $2.2 million or $0.11 diluted earnings per share in the year ago period.
     In addition to lower operating profit, the decline in net income compared to third quarter 2004 resulted from increased interest costs, higher expense associated with increased use of the receivables securitization facility and costs associated with renewing the facility in July 2005, and currency exchange losses which were not considered in operating profit.

Grant Beard, TriMas' President and Chief Executive Officer commented, "In the third quarter, we continued to address certain difficult challenges which have negatively impacted our anticipated earnings performance within Cequent
Transportation Accessories. While market demand overall for Cequent
Transportation Accessories' businesses remained relatively consistent with the first half of 2005, this demand level was down compared to the first nine months of 2004. This has translated into performance challenges, principally within two
Cequent Transportation Accessories' businesses: Towing Products and Consumer
Products. In response to these challenges, we have continued our earnings improvement focus within Cequent Transportation Accessories to: (1) reduce its fixed cost base, through the continued reduction of SG&A costs and shrinking of its manufacturing and distribution footprint; (2) lower variable cost through off-shore purchasing initiatives and reduction in SKU complexity; and (3) drive customer performance through improved order fill. Each of these actions is focused on making this business segment not only more profitable, but also more flexible in responding to changes in market forces or competitor actions.
Notwithstanding the results of Cequent Transportation Accessories, we continued
strong year-over-year earnings growth within our Industrial

                                  Page 2 of 11

Specialties and Fastening Systems business segments, with Rieke Packaging
Systems being down somewhat due to material cost recovery issues. The overall fundamentals within TriMas' businesses remain strong: our restructuring initiatives are behind us, steel prices are stabilizing and we have aligned our cost structure consistent with expected customer demand levels. We expect to drive earnings growth for TriMas as we work through the remainder of 2005."

THIRD QUARTER FINANCIAL SUMMARY
-------------------------------

(unaudited - dollars in millions, except per share amounts)         FOR THE QUARTER ENDED SEPTEMBER 30
                                                               -------------------------------------------
                                                                   2005            2004         % Change
                                                               ------------   ------------    ------------

SALES                                                            $   270.9      $   257.1          5.4%
                                                                 ---------      ---------        -----
OPERATING PROFIT                                                 $    18.0      $    20.9        (13.9%)
                                                                 ---------      ---------        -----
NET INCOME                                                       $     0.2      $     2.2        (90.9%)
                                                                 ---------      ---------        -----
DILUTED EARNINGS PER SHARE                                       $    0.01     $     0.11        (90.9%)
                                                                 ---------      ---------        -----
OTHER DATA:

  - Depreciation and amortization                                $    10.4      $    10.1          3.0%
                                                                 ---------      ---------        -----
  - Interest expense                                             $    18.8      $    17.4          8.0%
                                                                 ---------      ---------        -----
  - Other expense, net                                           $     1.6      $     0.1          N/A
                                                                 ---------      ---------        -----
  - Income tax benefit (expense)                                 $     2.7      $    (1.3)         N/A
                                                                 ---------      ---------        -----
  - Restructuring, consolidation and integration expenses        $     0.6      $     3.5        (82.9%)
                                                                 ---------      ---------        -----
  - Cash provided by (used for) operating activities             $     5.5      $   (10.2)         N/A
                                                                 ---------      ---------        -----

SEGMENT RESULTS
---------------

RIEKE PACKAGING SYSTEMS

Rieke's third quarter 2005 sales of $34.3 million represented an increase of
3.8% compared to the year ago period as sales momentum established in the second half of 2004 continued in Rieke's new specialty dispensing product applications.
Operating profit declined 20.0% to $7.1 million, or 20.6% of sales, during the third quarter 2005 from $8.8 million, or 26.7% of sales, in third quarter 2004, due to a decline in material margins and increased energy and transportation costs due to higher fuel costs. Sales of new pump dispensing products increased approximately $2.0 million to $7.2 million in third quarter 2005 from $5.2 million during third quarter 2004 and Rieke expects to realize increasing sales from both recent and anticipated additional new product launches during the remainder of 2005.

CEQUENT TRANSPORTATION ACCESSORIES

Cequent's third quarter 2005 sales of $126.7 million represented an increase in nominal dollars of 1.2% compared to net sales of $125.1 million in the third quarter 2004. Excluding the impact of steel price increases recovered from customers and favorable effects of currency exchange, we estimate net sales decreased 1.6%, or $2.0 million, compared to the prior year's third quarter. The decline in sales is due to lower demand compared to the year ago period, primarily within our towing and trailer

                                  Page 3 of 11

products business units. Operating profit declined $4.7 million to $8.0 million, or 6.3% of sales in the three months ended September 30, 2005 from $12.7 million, or 10.1% of sales in the same period a year ago. The decrease in operating profit between years is a result of a decline in volume due to lower demand, continued severe competitor pricing pressure in the retail channel, inability to fully recover steel and other material cost increases, offset by reductions in labor, variable overhead and selling expense, and fixed costs of
$5.3 million in response to reduced levels of sales activity and lower gross margins due to pricing compression.

INDUSTRIAL SPECIALTIES

In the third quarter 2005, sales within Industrial Specialties increased 18.6%
to $70.9 million from $59.8 million during the third quarter 2004, as each of the group's six businesses continued to experience strong demand driven by new products, market share gains and economic expansion. Steel cost increases recovered from customers in this segment during third quarter 2005 were comparable to the year-ago period. Notably, sales in our specialty engine and replacement parts business increased 51.1% compared to third quarter 2004 as a result of high levels of drilling activity in the U.S. and Canada. Sales in our industrial cylinder business increased 39.5% compared to the third quarter 2004 due to market share gains attributed to enhanced customer service and shorter manufacturing lead-times. Sales within our specialty gasket business increased
16.3% compared to third quarter 2004 as a result of significant oil refinery
"turnaround" activity at several major customers. Operating profit in the third quarter 2005 increased 28.2% to $7.1 million, or 10.1% of sales, from $5.6 million, or 9.3% of sales, in the year ago period as the group benefited from higher sales volumes during the quarter.

FASTENING SYSTEMS

In third quarter 2005, sales within Fastening Systems were $39.1 million and approximately flat compared to third quarter 2004. Sales within our aerospace fasteners business during the quarter improved 43.7% compared to third quarter
2004 due to an overall increase in the commercial and business jet build rates in 2005, as manufacturers and distributors continue to replenish inventory stocks. Excluding the impact of steel cost increases recovered from customers, we estimate sales of industrial fasteners in the quarter declined approximately
8% or $2.4 million compared to the third quarter 2004, due primarily to reduced demand for industrial fasteners used in agriculture, heavy equipment and heavy truck as customer inventory adjustments continued. In addition, sales during the second half of 2004 were unusually strong as Lake Erie Products worked down an order backlog that was due to demand spikes with Caterpillar and John Deere.
Further, we estimate sales in third quarter 2005 were $1.4 million less than the year-ago period due to a decline in steel cost increases recovered from customers. Operating profit improved $3.2 million to $1.7 million, or 4.4% of sales, from an operating loss of $1.5 million in third quarter 2004 as a result of operational improvements related to integration activities completed in 2004.
In addition, during the third quarter 2005, Fastening Systems provided $1.5 million in reserves for uncollectible accounts due to bankruptcy filings by two customers.

                                  Page 4 of 11

However, the year ago period also included approximately $1.5 million of increased costs related to the consolidation of its Lakewood, Ohio manufacturing facility into our Frankfort, Indiana facility, which was largely completed by the fourth quarter 2004.

FINANCIAL POSITION
------------------

TriMas ended the third quarter with total assets of $1,501.5 million, debt of
$729.0 million and $24.9 million outstanding under its receivables securitization facility. Net cash provided by operating activities for the quarter ended September 30, 2005 was $5.5 million, as the Company focused on inventory reduction and collection of receivables. For the same period a year ago, net cash used for operating activities was $10.2 million. Improved cash flow during the quarter was used to pay down approximately $30.8 million outstanding under the Company's receivables securitization facility and bank revolver. The Company's capital expenditures for the three months ended
September 30, 2005 and 2004, were $5.6 million and $8.8 million, respectively.

CONFERENCE CALL
---------------

TriMas will broadcast its third quarter earnings conference call on Monday,
November 14, 2005 at 9:30 a.m. EST. President and Chief Executive Officer Grant
Beard and Chief Financial Officer E.R. "Skip" Autry will discuss the Company's recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (888) 343-2180. Callers should ask to be connected to the TriMas third quarter conference call (reservation number
21268580). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning November 14th at 12:30
p.m. EST through November 21st at 12:30 p.m. EST. To access the replay, please dial: (800) 633-8284 and use reservation number 21268580.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
------------------------------------------------------

This release contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas' outlook concerning future results. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans,"
"intends," "believes," "forecasts," or future or conditional verbs, such as
"will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management's expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and

                                  Page 5 of 11

uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

                                  Page 6 of 11

                               TRIMAS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (UNAUDITED -- DOLLARS IN THOUSANDS)

                                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                                     2005            2004
                                                                                -------------    ------------

                                    ASSETS
Current assets:
   Cash and cash equivalents..................................................     $   2,240       $   3,090
   Receivables, net...........................................................       119,050          93,390
   Inventories, net...........................................................       164,030         180,040
   Deferred income taxes and other current assets.............................        25,000          25,980
                                                                                 -----------      ----------
     Total current assets.....................................................       310,320         302,500

Property and equipment, net...................................................       188,890         198,610
Goodwill......................................................................       652,210         657,980
Other intangibles, net........................................................       293,580         304,910
Other assets..................................................................        56,480          58,200
                                                                                 -----------      ----------
     Total assets.............................................................   $ 1,501,480      $1,522,200
                                                                                 ===========      ==========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current maturities, long-term debt.........................................     $   2,890       $   2,990
   Accounts payable...........................................................       116,840         135,230
   Accrued liabilities........................................................        77,090          70,830
                                                                                 -----------      ----------
     Total current liabilities................................................       196,820         209,050

Long-term debt................................................................       726,160         735,030
Deferred income taxes.........................................................       131,670         133,540

Other long-term liabilities...................................................        42,930          39,420
                                                                                 -----------      ----------
     Total liabilities........................................................     1,097,580       1,117,040
                                                                                 -----------      ----------
     Total shareholders' equity...............................................       403,900         405,160
                                                                                 -----------      ----------
     Total liabilities and shareholders' equity...............................   $ 1,501,480      $1,522,200
                                                                                 ===========      ==========

                               TRIMAS CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
          (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                              SEPTEMBER 30,                        SEPTEMBER 30,
                                                      ------------------------------      ------------------------------
                                                          2005              2004              2005              2004
                                                      ------------      ------------      ------------      ------------

Net sales .......................................     $    270,940      $    257,100      $    858,320      $    802,210
Cost of sales ...................................         (210,800)         (196,370)         (663,470)         (602,130)
                                                      ------------      ------------      ------------      ------------
 Gross profit ...................................           60,140            60,730           194,850           200,080
Selling, general and administrative expenses .....         (42,140)          (39,800)         (125,810)         (128,130)
                                                      ------------      ------------      ------------      ------------
 Operating profit ...............................           18,000            20,930            69,040            71,950
                                                      ------------      ------------      ------------      ------------
Other expense, net:
 Interest expense ...............................          (18,840)          (17,430)          (55,790)          (50,020)
 Foreign exchange gain (loss) ...................             (340)              170            (2,470)              690
 Other, net .....................................           (1,260)             (230)           (2,970)           (1,430)
                                                      ------------      ------------      ------------      ------------
  Other expense, net ............................          (20,440)          (17,490)          (61,230)          (50,760)
                                                      ------------      ------------      ------------      ------------
Income (loss) before income tax benefit (expense)           (2,440)            3,440             7,810            21,190
Income tax benefit (expense) ....................            2,670            (1,270)           (1,020)           (7,840)
                                                      ------------      ------------      ------------      ------------
Net income ......................................     $        230      $      2,170      $      6,790      $     13,350
                                                      ============      ============      ============      ============

Basic earnings per share ........................     $       0.01      $       0.11      $       0.34      $       0.67
                                                      ============      ============      ============      ============

Diluted earnings per share ......................     $       0.01      $       0.11      $       0.34      $       0.67
                                                      ============      ============      ============      ============

Weighted average common shares - basic ..........       20,010,000        20,010,000        20,010,000        20,010,000
                                                      ============      ============      ============      ============

Weighted average common shares - diluted ........       20,010,000        20,010,000        20,010,000        20,010,000
                                                      ============      ============      ============      ============

                               TRIMAS CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (UNAUDITED -- DOLLARS IN THOUSANDS)

                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                 -------------------------------------
                                                                         2005               2004
                                                                 ------------------ ------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ....................................................        $   6,790         $  13,350
Adjustments to reconcile net income to net cash provided by
 (used for) operating activities, net of acquisition impact:
 (Gain) loss on dispositions of property and equipment .........             390              (120)
 Depreciation and amortization .................................          31,400            30,590
 Amortization of debt issue costs ..............................           3,720             3,470
 Non-cash compensation expense .................................             240               410
 Net proceeds from sale of receivables and receivables
  securitization ...............................................             400             7,780
 Payment to Metaldyne to fund contractual liabilities ..........            (330)           (4,610)
 Increase in receivables .......................................         (26,060)          (37,690)
 (Increase) decrease in inventories ............................          16,010           (40,650)
 Increase in prepaid expenses and other assets .................            (910)           (4,160)
 Increase (decrease) in accounts payable and accrued liabilities         (12,900)           30,640
 Other, net ....................................................           1,000            (1,730)
                                                                       ---------         ---------
  Net cash provided by (used for) operating activities,
   net of acquisition impact ...................................          19,750            (2,720)
                                                                       ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..........................................         (15,010)          (35,620)
 Proceeds from sales of fixed assets ...........................           3,490               450
 Acquisition of businesses, net of cash acquired ...............               -            (5,500)
                                                                       ---------         ---------
 Net cash used for investing activities ........................         (11,520)          (40,670)
                                                                       ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of borrowings on senior credit facility ............          (2,160)           (2,170)
 Proceeds from borrowings on revolving credit facility .........         722,580           593,300
 Repayments of borrowings on revolving credit facility .........        (729,400)         (543,300)
 Payments on notes payable .....................................            (100)           (8,030)
                                                                       ---------         ---------
  Net cash (used for) provided by financing activities .........          (9,080)           39,800
                                                                       ---------         ---------

CASH AND CASH EQUIVALENTS:
 Decrease for the period .......................................            (850)           (3,590)
 At beginning of period ........................................           3,090             6,780
                                                                       ---------         ---------
  At end of period .............................................       $   2,240         $   3,190
                                                                       =========         =========

 Supplemental disclosure of cash flow information:
  Cash paid for interest .......................................       $  40,310         $  36,020
                                                                       =========         =========
  Cash paid for taxes ..........................................       $   8,400         $   8,710
                                                                       =========         =========

                               TRIMAS CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                       (UNAUDITED -- DOLLARS IN THOUSANDS)

                                                                                                  ACCUMULATED
                                                                                                     OTHER
                                                    COMMON          PAID-IN        RETAINED      COMPREHENSIVE
                                                     STOCK          CAPITAL         DEFICIT       INCOME (LOSS)      TOTAL
                                                   ---------       ---------       ---------     --------------    ---------

Balances, December 31, 2004 ...............        $     200       $ 399,450       $ (40,430)      $  45,940       $ 405,160
Comprehensive income (loss):
 Net income ...............................                -               -           6,790               -           6,790
 Foreign currency translation .............                -               -               -          (5,230)         (5,230)
                                                   ---------       ---------       ---------       ---------       ---------
  Total comprehensive income (loss) .......                -               -           6,790          (5,230)          1,560
Net adjustment in settlement of contractual
 obligations assumed from Metaldyne .......                -          (3,060)              -               -          (3,060)
Non-cash compensation expense .............                -             240               -               -             240
                                                   ---------       ---------       ---------       ---------       ---------
Balances, September 30, 2005 ..............        $     200       $ 396,630       $ (33,640)      $  40,710       $ 403,900
                                                   =========       =========       =========       =========       =========

                               TRIMAS CORPORATION
               COMPANY AND BUSINESS SEGMENT FINANCIAL INFORMATION

                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
(UNAUDITED - IN MILLIONS)                                SEPTEMBER 30,                SEPTEMBER 30,
                                                 -------------------------     -------------------------
                                                    2005            2004          2005           2004
                                                 ----------     ----------     ----------     ----------

RIEKE PACKAGING SYSTEMS
     Net sales                                   $    34.32     $    33.07     $   103.64     $    98.16
     Operating profit                            $     7.06     $     8.83     $    22.85     $    24.10

CEQUENT TRANSPORTATION ACCESSORIES
     Net sales                                   $   126.66     $   125.12     $   409.69     $   405.21
     Operating profit                            $     7.98     $    12.66     $    30.74     $    49.39

INDUSTRIAL SPECIALTIES
     Net sales                                   $    70.87     $    59.78     $   222.62     $   184.06
     Operating profit                            $     7.14     $     5.57     $    25.69     $    20.04

FASTENING SYSTEMS
     Net sales                                   $    39.09     $    39.13     $   122.37     $   114.78
     Operating profit (loss)                     $     1.73     $    (1.45)    $     5.55     $    (5.80)

TOTAL COMPANY
     Net sales                                   $   270.94     $   257.10     $   858.32     $   802.21

     Corporate expenses and management fee       $    (5.91)    $    (4.68)    $   (15.79)    $   (15.78)

     Operating profit                            $    18.00     $    20.93     $    69.04     $    71.95

     Other Data:
       - Depreciation and amortization           $    10.38     $    10.08     $    31.40     $    30.59
                                                 ----------     ----------     ----------     ----------

       - Interest expense                        $    18.84     $    17.43     $    55.79     $    50.02
                                                 ----------     ----------     ----------     ----------

       - Other expense, net                      $     1.60     $     0.06     $     5.44     $     0.74
                                                 ----------     ----------     ----------     ----------

       - Income tax expense (benefit)            $    (2.67)    $     1.27     $     1.02     $     7.84
                                                 ----------     ----------     ----------     ----------

       - Restructuring, consolidation and
         integration expenses                    $     0.57     $     3.54     $     3.53     $    13.32
                                                 ----------     ----------     ----------     ----------

       - Asbestos litigation defense costs       $     0.60     $       --     $     1.50     $       --
                                                 ----------     ----------     ----------     ----------

ABOUT TRIMAS
------------

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into four strategic business groups: Cequent Transportation Accessories, Rieke
Packaging Systems, Fastening Systems and Industrial Specialties. TriMas has
nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.